Hexion Inc. 180 East Broad Street Columbus, OH 43215 hexion.com	News Release

Exhibit 99.1

FOR IMMEDIATE RELEASE

Hexion Holdings to be Acquired by American Securities

COLUMBUS, Ohio – December 20, 2021 – Hexion Holdings Corporation (“Hexion Holdings” or the “Company”) today announced that it has entered into a definitive agreement to be acquired by affiliates of American Securities LLC for $30.00 per share in cash.  The transaction is expected to close in the first half of 2022, following and conditioned upon the closing of the Company’s previously announced sale of its Epoxy business to Westlake Chemical Corporation (NYSE: WLK) (“Westlake”), shareholder and regulatory approvals and satisfaction of other customary closing conditions.  Holders of a majority of the outstanding Hexion Holdings shares have agreed to support the transaction pursuant to voting agreements entered into in connection with the transaction.

Hexion Holdings net sales for the year-ended December 31, 2020 were $2.5 billion. Pro forma net sales for the same period, reflecting the sale of the Company’s Epoxy Business, would have been approximately $1.4 billion. Post-sale of the Epoxy business, the remaining Hexion business will be a leading global producer of adhesives and performance materials that enable the production of engineered wood products and other growing specialty materials.The Company has 27 manufacturing facilities globally and approximately 1,300 employees.

The transaction delivers substantial value to Hexion Holdings’ shareholders as the purchase price per share represents a 15% premium to the closing price as of December 17, 2021 and a 53% premium to the Company’s closing share price on July 30, 2021, the day prior to its announcement of its ongoing strategic review.

Commenting on the transaction, Craig Rogerson, Chairman, President and Chief Executive Officer, said: “This transaction, along with the pending sale of our Epoxy Business, is the conclusion of a comprehensive evaluation of strategic actions aimed at maximizing value for our shareholders and best positioning the Company for long-term growth. American Securities has a proven track record of partnering with leading companies and its associates to drive collaborative success. Operating under American Securities’ ownership, Hexion Holdings has a bright future and is poised to build on its momentum and continue its record of delivering innovative, high-quality products and service to customers.”

“Hexion is a market leader and leverages deep chemistry and application knowledge to support its customers in diverse end markets,” said Scott Wolff, a Managing Director of American Securities. “The Company is well-aligned with global megatrends, including safety and sustainability requirements and regulations, population growth, and household formation. We are thrilled to partner with Hexion to support the next chapter of the Company’s growth.”

As previously announced on November 24, 2021, the Company entered into a definitive agreement to sell its epoxy-based Coatings and Composite businesses, which includes the epoxy specialty resins and base epoxy resins and intermediates product lines, for approximately $1.2 billion to Westlake. That transaction is expected to close in the first half of 2022, subject to regulatory approvals and other customary closing conditions.

Advisors

Moelis & Company LLC and Morgan Stanley & Co. LLC served as financial advisors to Hexion Holdings, and Davis Polk & Wardwell LLP served as legal counsel.

Lazard served as financial advisor to American Securities, and Kirkland & Ellis served as legal counsel.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “might,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of Hexion Holdings’ filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the loss of, or difficulties with the further realization of, cost savings in connection with our strategic initiatives, the impact of our indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations and related compliance and litigation costs, uncertainties related to COVID-19 and the impact of our responses to it and the other factors listed in the Risk Factors section of Hexion Holdings’ SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section of Hexion Holdings’ most recent filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About Hexion Holdings Corporation

Based in Columbus, Ohio, Hexion is a global leader in thermoset resins. Hexion serves the global adhesive, coatings, composites and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Additional information about Hexion and its products is available at www.hexion.com.

About American Securities

Based in New York with an office in Shanghai, American Securities is a leading U.S. private equity firm that invests in market-leading North American companies with annual revenues generally ranging from $200 million to $2 billion. American Securities and its affiliates have more than $25 billion under management. For more information, visit www.american-securities.com.

Hexion Media and Investor Contact:

John Kompa

+1 614-225-2223

john.kompa@hexion.com